UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

PARTS ID, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38296	81-3674868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Corporate Drive

Suite C

Cranbury, New Jersey 08512

(Address of Principal Executive Offices, including Zip Code)

(609) 642-4700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock	ID	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2022 (the “Separation Date”), PARTS ID, Inc. (the “Company”) and Ajay Roy, Chief Operating Officer of the Company, entered into a Separation and General Release Agreement (the “Agreement”), pursuant to which Mr. Roy resigned from employment effective as of June 16, 2022. The Agreement includes a general release of claims by Mr. Roy subject to a 7-day revocation period beginning on the Separation Date (the “Effective Date”).

Pursuant to the Agreement, the Company will pay Mr. Roy a lump sum in the amount equal to one (1) month of Mr. Roy’s base salary ($27,083.33), less applicable withholdings and other customary payroll deductions, payable within thirty (30) days of the Company’s first regular pay date at least eight (8) days after the Company receives the executed Agreement from Mr. Roy. Mr. Roy may elect to continue to participate in the Company’s group health insurance plans pursuant to the Consolidated omnibus Budget Reconciliation Act of 1985 (COBRA).

In addition to the lump sum payment described above, in consideration for Mr. Roy’s execution of the Agreement, the Company will provide Mr. Roy with the following: (i) payment for twenty-two (22) unused PTO days in accordance with the Company’s policy; (ii) a grant of 40,000 units of restricted stock, which will vest as of the Effective Date; and (iii) an amendment of Mr. Roy’s post-employment non-compete, as set forth in the Agreement.

The Agreement includes a reaffirmation of the post-separation commitments and obligations set forth in Mr. Roy’s employment agreement, including confidentiality, non-disparagement, and non-solicitation/non-interference provisions. Further, the Agreement amends the non-compete provision in Mr. Roy’s Agreement, which now provides that for a period of twenty-four (24) months following the Separation Date, Mr. Roy agrees not to be engaged in or have any financial interest in any business that directly competes with the business of the Company. The payments made to Mr. Roy under the Agreement are subject to forfeiture and/or clawback if Mr. Roy materially breaches the Agreement, including the confidentiality, non-disparagement, and non-solicitation/non-interference provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

Beginning on June 16, 2022, the Company took additional restructuring steps to reduce its costs by reducing its employment base in the United States, and reducing its independent contractors in Ukraine and Costa Rica, and to reduce other operating expenses. The employees and independent contractors affected by this reduction were informed of the Company’s decision beginning on June 16, 2022. Each affected employee in the United States was paid such employee’s respective salary through such employee’s termination date. Additionally, each affected employee in the United States was asked to release claims against the Company through his or her severance period. The expected savings from the reductions described above amount to approximately $10 million on an annualized basis.

Exhibit No.	Description

10.1	Separation and General Release Agreement, by and between PARTS ID, Inc. and Ajay Roy, dated June 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARTS ID, INC.

Date: June 23, 2022	By:	/s/ Antonino Ciappina
		Name:	Antonino Ciappina
		Title:	Chief Executive Officer

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